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                                                                    EXHIBIT 99.1

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
                                            For:     First BancTrust Corporation        -         NEWS RELEASE       -
                                                     206 S. Central Avenue              The Investor Relations Company
[THE INVESTOR RELATIONS                              Paris, IL 61944                    serves as investor relations
COMPANY LOGO]                                        (217) 465-6381                     counsel to this company, is
                                                                                        acting on the company's behalf
                                                                                        in issuing this news release
                                                                                        and receiving compensation
                                                                                        therefor. The information
                                                                                        contained herein is furnished
                                                                                        for information purposes only
                                                                                        and is not to be construed as
                                                                                        an offer to buy or sell
                                                                                        securities.
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For further Information:


At First BancTrust:                           At The Investor Relations Company:
Terry J. Howard                               Brien Gately or
President and Chief Executive Officer         Karl Plath
(217) 465-0260                                (847) 296-4200


FOR IMMEDIATE RELEASE


         FIRST BANCTRUST REPORTS FY03 NET INCOME UP 48% TO $1.9 MILLION

               o    TOTAL ASSETS INCREASE 12% TO $226.2 MILLION
               o    TOTAL DEPOSITS UP 11% TO $163 MILLION


PARIS, ILLINOIS, FEBRUARY 17, 2004--First BancTrust Corporation (NASDAQ: FBTC) today reported fiscal 2003 net income climbed more than 48 percent to $1.9 million, or $1.62 per diluted share, from $1.3 million, or $1 per diluted share, a year earlier. For the fourth quarter ended December 31, 2003, net income decreased to $442,000, or 38 cents per diluted share, from $536,000, or 41 cents per diluted share, in the prior-year period.

"We completed another solid year in 2003, capitalizing on the unprecedented surge in mortgage refinancing during the first few months while positioning the bank for future growth in a more traditional environment in the months ahead," said Terry J. Howard, president and chief executive officer. "We are now focused on growing our core loan portfolio and deposits as well as concentrating on originating mortgages for home purchases. We expect the decline in refinancing to result in a substantial decrease in prepayment of our loan portfolio, which bodes well for future quarters."

Howard said improvements in full-year earnings were attributable primarily to increased non-interest income and the recovery of a significant portion of a valuation allowance for loan servicing rights established during the year ended December 31, 2002. The decrease in fourth quarter net income compared with the year-earlier period was primarily the result of a year-end provision for loan losses of $245,000 compared with $55,000 for the prior-year period. The full-year provision expense remained essentially unchanged--$728,000 in 2003 compared with $718,000 in 2002.

Total assets increased nearly 12 percent to $226.2 million at December 31, 2003, from $202.7 million at December 31, 2002. Book value per share increased to $21.11 from $19.99.

Net interest income for 2003 was $7.3 million compared with $7.5 million in 2002, with the bulk of the difference occurring prior to the fourth quarter. Net interest income for the fourth quarter of 2003 was nearly equal that achieved during the fourth quarter 2002, both about $1.9 million.


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"The decrease was primarily attributable to reduced interest received on loans and securities," Howard said. "The decrease resulted from declining renewal rates on existing loans that re-priced during the period as well as lower rates achieved on new loan originations. In addition, income on investments decreased due to lower rates realized on replacement securities purchased during the year."

NONINTEREST INCOME INCREASES

Noninterest income in 2003 increased to $3.8 million from $3.5 million in 2002, largely the result of increases in customer service fees and gains on loan sales, partially offset by a decline in brokerage fees. Noninterest income for the fourth quarter increased to $774,000 from $642,000.

Noninterest expense for the year declined by $866,000 to $7.5 million in 2003 from $8.4 million in 2002 due to the recovery of $416,000 of the impairment of loan servicing rights in 2003 compared with a provision for impairment of loan servicing rights of $683,000 in 2002. That reduction was partially offset by increases in salaries and employee benefits and expenditures for advertising and promotion.

INVESTMENTS IN THE FUTURE

"Much of the increases in noninterest expense items reflect our investment in growing retail bank operations," Howard said. "In addition to continually striving to attract and retain top-flight personnel and management, we also expanded our presence with the newly acquired branch in Savoy, a fast-growing community in the Champaign-Urbana, Illinois, area. Extending our market reach remains a key part of our growth strategy. We also increased our advertising and promotion budget."

First Bank & Trust, First BancTrust's subsidiary, began operations in a temporary facility in Savoy late in the third quarter. A permanent facility is being built.

POSITIONED FOR GROWTH

"First Bank & Trust's core operations continued to demonstrate overall improvement during the year," Howard said. "Our deposits and loan portfolio increased, which should have a positive impact on future operations."

Deposits, fueled largely by substantial increases in savings, interest-bearing checking accounts and certificates of deposit, climbed nearly 11 percent to $163 million at December 31, 2003, from $147.3 million at December 31, 2002. Loans, net of allowance for losses, rose to $106.4 million at December 31, 2003, from $105.2 million at December 31, 2002.

Income tax expense in 2003 increased to $932,000 from $613,000 in 2002. The effective tax rate was 32 percent in both years.


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ABOUT FIRST BANCTRUST CORPORATION

First BancTrust Corporation is the holding company for First Bank & Trust, S. B., an Illinois chartered, FDIC-insured savings bank. First Bank & Trust conducts business out of its main office and its operations office, both in Paris, Illinois, one branch office in Marshall, Illinois, and added a new branch office in Savoy, Illinois on September 29, 2003. In addition, the company owns two other operating subsidiaries - the Edgar County Title Company, which operates a land title office in Paris, Illinois, and First Charter Financial Services, which operates retail investment brokerage offices in both Paris and Marshall.

This press release is not intended to be a detailed discussion of the company's financial operations for the year ending December 31, 2003. A more detailed discussion will be contained in the Form 10-KSB to be filed on or before March 31, 2004 with the United States Securities and Exchange Commission. It will be available at www.sec.gov or on request by calling the telephone number listed at the head of this release.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the company and its business, including additional factors that could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission.



                              ...TABLES FOLLOW....

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                                FIRST BANCTRUST CORPORATION
                              SELECTED FINANCIAL INFORMATION
                        (in thousands of dollars except share data)

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
                                                                                        12/31/03        12/31/02
                                                                                       (unaudited)
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
Balance Sheet Data
------------------
Total assets                                                                          $226,194          $202,725
Cash and cash equivalents                                                               10,294            10,453
Investment securities                                                                   93,742            72,748
FHLB stock                                                                               4,006             3,712
Loans held for sale                                                                        453               597
Loans, net of allowance for loans losses of $2,124 and $1,963                          106,411           105,182
Deposits                                                                               163,028           147,335
Borrowings                                                                              35,500            26,501
Stockholders' equity                                                                    26,392            27,306

Book value per common share                                                           $  21.11          $  19.99

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SUMMARY OF OPERATIONS                                        THREE MONTHS ENDED                     YEAR ENDED
---------------------                                   12/31/2003      12/31/2002        12/31/2003        12/31/2002
                                                        ----------      ----------        ----------        ----------
                                                        (unaudited)     (unaudited)       (unaudited)
Interest Income                                         $    3,019      $    3,135        $   11,899        $   13,032
Interest Expense                                             1,152           1,269             4,621             5,526

Net Interest Income                                     $    1,867      $    1,866        $    7,278        $    7,506

Provision for Loan Losses                                      245              55               728               718
Noninterest Income                                             774             642             3,819             3,492
Noninterest Expense                                          1,823           1,766             7,488             8,355

Income Before Income Tax                                       573             687             2,881             1,925
Income Tax Expense                                             131             151               932               612

Net Income                                              $      442      $      536        $    1,949        $    1,313

SHARE DATA
----------
Weighted Avg. Shares Out. - Basic                        1,118,541       1,232,209         1,144,305         1,281,573
Weighted Avg. Shares Out. - Diluted                      1,163,158       1,289,143         1,206,090         1,311,854

Basic Earnings per Share                                $     0.40      $     0.43        $     1.70        $     1.02
Diluted Earnings per Share                              $     0.38      $     0.41        $     1.62        $     1.00

RATIOS BASED ON NET INCOME
--------------------------
Return on Average
 Stockholders' Equity                                         8.14%           7.86%             7.38%             4.77%
 Return on Average Assets                                     0.80%           1.04%             0.90%             0.64%
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